Exhibit 99.1

For more information:	Dennis Barber, Investor Relations:	(832) 357-3042
	Laurie Fickman, Media Relations:	(832) 357-7720
FOR IMMEDIATE RELEASE
GenOn Reports 2nd Quarter 2011 Results and
Increases Adjusted EBITDA Guidance for 2011 and 2012
HOUSTON, TX — August 8, 2011 — GenOn Energy, Inc. (NYSE:GEN) today reported adjusted EBITDA of $102 million for the second quarter of 2011 compared to $149 million for the same period of 2010. Adjusted loss from continuing operations was $82 million for the second quarter of 2011 compared to adjusted income of $46 million for the same period last year. GenOn Energy reported a net loss of $138 million for the second quarter of 2011 compared to a net loss of $263 million for the same period of 2010.
GenOn Energy was formed on December 3, 2010 through the merger of Mirant Corporation and RRI Energy, Inc. The merger was accounted for as a reverse acquisition, and Mirant was deemed to be the acquirer for accounting purposes. The consolidated financial statements therefore reflect Mirant’s historical financial information through December 2, 2010 and GenOn’s results thereafter, in accordance with the acquisition method of accounting for business combinations. On a pro forma basis, adjusted EBITDA for the second quarter of 2010 was $160 million, the adjusted loss from continuing operations was $36 million and the net loss was $403 million. The pro forma information gives effect to the merger as if it had occurred on January 1, 2010.
Guidance
GenOn updated adjusted EBITDA guidance for 2011 and 2012 to $621 million and $608 million, respectively. The guidance is based on forward commodity prices on July 12, 2011 and removes impacts from the Montgomery County, Maryland carbon levy which was repealed in July. The previous guidance for the same periods using April 12, 2011 forward commodity prices was $558 million and $533 million for 2011 and 2012, respectively. The 2012 guidance does not incorporate any cost of allowances, value of allocations of allowances or changes in generation dispatch resulting from the recently published Cross-State Air Pollution Rule (CSAPR). We are evaluating the effects of CSAPR on 2012 guidance and expect our third quarter 2011 earnings release will include 2012 guidance reflecting our estimates of such effects.
Financial Information
On June 30, 2011 GenOn had 771,634,656 common shares outstanding.

Net Loss to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

	Quarter Ended	Quarter Ended	Quarter Ended
(in millions)	June 30, 2011	June 30, 2010	June 30, 2010
	Pro Forma

Net Loss	$(138)	$(403)	$(263)
Unrealized losses on derivatives	18	406	340
Merger-related costs	14	—	3
Large scale remediation and settlement costs	30	—	—
Postretirement benefits curtailment gain	—	(37)	(37)
Other, net	(6)	(2)	3

Adjusted Income (Loss) from Continuing Operations	$(82)	$(36)	$46

Provision for income taxes	—	1	1
Interest expense, net	96	93	49
Depreciation and amortization	88	102	53

Adjusted EBITDA	$102	$160	$149

Adjusted EBITDA was $102 million for the second quarter of 2011 compared to $160 million on a pro forma basis for the same period of 2010. The decline resulted from lower adjusted energy gross margin primarily due to lower generation volumes; lower contracted and capacity primarily related to the Eastern PJM and California segments; and a reduction in the realized value of hedges. These declines were partially offset by an improvement in adjusted operating and other expenses, primarily related to merger cost savings.
The adjusted loss from continuing operations was $82 million for the second quarter of 2011 compared to an adjusted loss of $36 million on a pro forma basis for the same period of 2010. The decline was primarily related to the same items that affected adjusted EBITDA, partially offset by a reduction in depreciation and amortization expense.
GenOn’s net loss was $138 million for the second quarter of 2011 compared to a net loss of $403 million on a pro forma basis for the same period of 2010. The improvement was primarily a result of a reduction of unrealized losses on energy derivatives, partially offset by an increase in merger-related costs, a postretirement benefits curtailment gain in 2010 that was not repeated in 2011, and the same items that affected adjusted loss from continuing operations.
Net cash used in operating activities was $203 million for the second quarter of 2011 compared to $150 million reported for the same period of 2010.

Six Months 2011 versus Six Months 2010
Net Income (Loss) to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

	Six Months Ended	Six Months Ended	Six Months Ended
(in millions)	June 30, 2011	June 30, 2010	June 30, 2010
	Pro Forma

Net Income (Loss)	$(251)	$(183)	$144
Unrealized (gains) losses on derivatives	97	(73)	(12)
Merger-related costs	37	—	5
Large scale remediation and settlement costs	30	—	—
Western states litigation and similar settlements	—	17	—
Loss on early extinguishment of debt	23	—	—
Impairment losses	—	248	—
Postretirement benefits curtailment gain	—	(37)	(37)
Other, net	(13)	(14)	7

Adjusted Income (Loss) from Continuing Operations	$(77)	$(42)	$107

Provision for income taxes	3	1	1
Interest expense, net	205	194	99
Depreciation and amortization	174	196	104

Adjusted EBITDA	$305	$349	$311

Adjusted EBITDA was $305 million for the six months ended June 30, 2011 compared to $349 million on a pro forma basis for the same period in 2010. The decline resulted primarily from lower adjusted energy gross margin primarily due to lower generation volumes and lower contracted and capacity primarily related to the Eastern PJM and California segments. These items were partially offset by an improvement in adjusted operating and other expenses, primarily related to merger cost savings.
The adjusted loss from continuing operations was $77 million for the six months ended June 30, 2011 compared to an adjusted loss of $42 million on a pro forma basis for the same period in 2010. The decline was primarily related to the same items that affected adjusted EBITDA.
GenOn’s net loss was $251 million for the six months ended June 30, 2011 compared to a net loss of $183 million on a pro forma basis for the same period in 2010. The decline was primarily related to the same items that affected adjusted EBITDA in addition to the items listed in the table above.
Net cash provided by operating activities was $15 million for the six months ended June 30, 2011 compared to $154 million for the same period in 2010.
Total cash and cash equivalents at June 30, 2011 was approximately $1.6 billion. When taken together with availability under existing credit facilities, GenOn’s total available liquidity at June 30, 2011 was approximately $2.1 billion.
Total debt on June 30, 2011, excluding unamortized debt discounts and adjustments to fair value of debt, was approximately $4.1 billion. The unamortized debt discounts and adjustments to fair value of debt totaled ($64) million. During the second quarter, previously defeased debt, which represented $371 million of the PEDFA fixed-rate bonds, was repaid with funds on deposit with an escrow agent. In addition, $535 million of the GenOn Americas Generation senior notes were repaid at maturity with cash on hand. GenOn Marsh Landing began to utilize funding under its credit facility in the second quarter of 2011. The total estimated project investment is approximately $700 million and the project is on schedule and on budget.

Conference Call
GenOn Energy will host its second quarter 2011 earnings conference call beginning at 9:00 a.m. Eastern Time on Monday, August 8, 2011. The conference call will be webcast live with audio and slides at www.genon.com in the Investor Relations section. A replay of the call can be accessed approximately two hours after the call’s completion.
About GenOn Energy, Inc.
GenOn Energy, Inc. (NYSE: GEN) is one of the largest competitive generators of wholesale electricity in the United States. With power generation facilities located in key regions of the country and a generation portfolio of approximately 24,200 megawatts, GenOn is helping meet the nation’s electricity needs. GenOn’s portfolio of power generation facilities includes baseload, intermediate and peaking units using coal, natural gas and oil to generate electricity. We have experienced leadership, dedicated team members, financial strength and a solid commitment to safety, the environment, operational excellence and the communities in which we operate. GenOn routinely posts all important information on its Web site at www.genon.com.
Non-GAAP Financial Measures
This press release includes “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, as amended. Reconciliations of these measures to the most directly comparable GAAP measures are contained herein. This press release is available in the Investor Relations section of our web site at www.genon.com. To the extent required, the Company has included a more detailed description of each of the non-GAAP financial measures used in this press release, together with a discussion of the usefulness and purpose of these measures as an exhibit to the Company’s Current Report on Form 8-K furnished to the SEC with this press release, which is also available on our web site.
Certain factors that could affect GAAP financial measures are not accessible on a forward-looking basis, but could be material to future reported earnings and cash flow.

Net Loss to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

	Quarter Ended	Quarter Ended	Quarter Ended
(in millions)	June 30, 2011	June 30, 2010	June 30, 2010
	Pro Forma

Net Loss	$(138)	$(403)	$(263)
Unrealized losses on derivatives	18	406	340
Merger-related costs	14	—	3
Lower of cost or market inventory adjustments, net	(4)	3	3
Postretirement benefits curtailment gain	—	(37)	(37)
Gain on early extinguishment of debt	(1)	—	—
Litigation costs for major projects disputes, net of recoveries	7	—	—
Large scale remediation and settlement costs	30	—	—
Montgomery County carbon levy assessment prior year reversal	(8)	—	—
Other, net	—	(5)	—

Adjusted Income (Loss) from Continuing Operations	$(82)	$(36)	$46

Provision for income taxes	—	1	1
Interest expense, net	96	93	49
Depreciation and amortization	88	102	53

Adjusted EBITDA	$102	$160	$149

Quarter Ended June 30, 2010 Pro Forma Net Loss to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

			Pro Forma
(in millions)	Reported	RRI Energy	Adjustments	Pro Forma

Net Loss	$(263)	$(172)	$32	$(403)
Net income from discontinued operations	—	(5)	—	(5)
Unrealized losses on derivatives	340	66	—	406
Postretirement benefits curtailment gain	(37)	—	—	(37)
Merger-related costs	3	14	(17)	—
Lower of cost or market inventory adjustments, net	3	—	—	3

Adjusted Income (Loss) from Continuing Operations	$46	$(97)	$15	$(36)

Provision (benefit) for income taxes	1	(11)	11	1
Interest expense, net	49	37	7	93
Depreciation and amortization	53	69	(20)	102

Adjusted EBITDA	$149	$(2)	$13	$160

Net Income (Loss) to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

	Six Months Ended	Six Months Ended	Six Months Ended
(in millions)	June 30, 2011	June 30, 2010	June 30, 2010
	Pro Forma

Net Income (Loss)	$(251)	$(183)	$144
Unrealized (gains) losses on derivatives	97	(73)	(12)
Merger-related costs	37	—	5
Western states litigation and similar settlements	—	17	—
Impairment losses	—	248	—
Lower of cost or market inventory adjustments, net	(12)	(11)	6
Postretirement benefits curtailment gain	—	(37)	(37)
Loss on early extinguishment of debt	23	—	—
Litigation costs for major projects disputes, net of recoveries	7	—	—
Large scale remediation and settlement costs	30	—	—
Montgomery County carbon levy assessment prior year reversal	(8)	—	—
Other, net	—	(3)	1

Adjusted Income (Loss) from Continuing Operations	$(77)	$(42)	$107

Provision for income taxes	3	1	1
Interest expense, net	205	194	99
Depreciation and amortization	174	196	104

Adjusted EBITDA	$305	$349	$311

Six Months Ended June 30, 2010 Pro Forma Net Income to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

			Pro Forma
(in millions)	Reported	RRI Energy	Adjustments	Pro Forma

Net Income (Loss)	$144	$(449)	$122	$(183)
Net income from discontinued operations	—	(4)	—	(4)
Unrealized gains on derivatives	(12)	(61)	—	(73)
Impairment losses	—	248	—	248
Postretirement benefits curtailment gain	(37)	—	—	(37)
Merger-related costs	5	14	(19)	—
Western states and similar settlements	—	17	—	17
Lower of cost or market inventory adjustments, net	6	(17)	—	(11)
Other, net	1	—	—	1

Adjusted Income (Loss) from Continuing Operations	$107	$(252)	$103	$(42)

Provision for income taxes	1	51	(51)	1
Interest expense, net	99	83	12	194
Depreciation and amortization	104	131	(39)	196

Adjusted EBITDA	$311	$13	$25	$349

Net Loss to Adjusted Loss from Continuing Operations and Adjusted EBITDA Guidance

	Year Ending	Year Ending
(in millions)	December 31, 2011	12/31/2012[1]

Net Loss	$(450)	$(304)
Unrealized losses on derivatives	199	167
Merger-related costs	64	9
Litigation costs for major projects disputes, net of recoveries	19	3
Montgomery County carbon levy assessment prior year reversal	(8)	—
Lower of cost or market inventory adjustments, net	(12)	—
Loss on early extinguishment of debt	24	—
Large scale remediation and settlement costs	30	—
Other, net	2	2

Adjusted Loss from Continuing Operations	$(132)	$(123)

Provision for income taxes	3	—
Interest expense, net	389	365
Depreciation and amortization	361	366

Adjusted EBITDA	$621	$608

1.	The 2012 guidance does not incorporate any cost of allowances, value of allocations of allowances or changes in generation dispatch resulting from the recently published Cross-State Air Pollution Rule.
Forward Looking Statements
This press release contains statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward-looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance,” “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) legislative and regulatory initiatives or changes in regulations affecting the electric industry; (ii) changes in, or changes in the application of, environmental or other laws and regulations; (iii) failure of our generating facilities to perform as expected, including due to outages for unscheduled maintenance or repair; (iv) changes in market conditions or the entry of additional competition in our markets; (v) the ability to integrate successfully the businesses following the merger and realize cost savings and any other synergies; and (vi) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement, and we assume no duty to update this information. Our filings and other important information are also available on the Investor Relations page of our web site at www.genon.com.
###